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                                                                   EXHIBIT 23.1


                     ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Long-Term Incentive Plan, the 1999 Long-Term Incentive Plan, the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of Charlotte Russe Holding, Inc. of our report dated November 12, 1998 (except for Note 5, as to which the date is December 30, 1998 and for the last two paragraphs of Note 8 as to which the date is October 15, 1999), with respect to the consolidated financial statements of Charlotte Russe Holding, Inc. included in the Registration Statement (Form S-1 No. 333-84297) filed with the Securities and Exchange Commission.


                                    ERNST & YOUNG LLP


San Diego, California
October 15, 1999